Exhibit 10.1

STOCK OPTION GRANT NOTICE
UNDER THE
ZOOMINFO TECHNOLOGIES INC.
2020 OMNIBUS INCENTIVE PLAN
ZoomInfo Technologies Inc. (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below an Option to purchase the number of shares of Common Stock of the Company set forth below. The Option is subject to all of the terms and conditions as set forth herein, in the attached Stock Option Agreement (the “Agreement”)) and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	Henry Schuck

Date of Grant:	November 26, 2025

Exercise Price Per Share:	$13.54

Total Number of Shares of Common Stock Granted:	9,678,000

Type of Option:	Nonqualified Stock Option

Expiration Date:	Except to the extent earlier terminated or exercised pursuant to the Agreement or the Plan, the Option shall terminate at 5:00 p.m., U.S. Pacific time, on the tenth anniversary of the Date of Grant.

Vesting Requirements:
The Option shall be one hundred percent (100%) unvested as of the Date of Grant. Subject to the Participant’s continued Service Relationship (as defined below) with the Company through the applicable Service Vesting Date (as defined on Exhibit A attached hereto), the Option shall vest based on the Company’s achievement of the performance goal(s) set forth and described on Exhibit A hereto. For purposes of the Option, the term “Service Relationship” means any relationship as a full-time Chief Executive Officer or Executive Chairman of the Company or any successor entity.

ZOOMINFO TECHNOLOGIES INC.
/s/ Chad Herring
By: Chad Herring
Title: Chief Human Resources Officer
THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS STOCK OPTION GRANT NOTICE, THE STOCK OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF THE OPTION HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS STOCK OPTION GRANT NOTICE, THE STOCK OPTION AGREEMENT AND THE PLAN.
PARTICIPANT1

1 To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

STOCK OPTION AGREEMENT
UNDER THE
ZOOMINFO TECHNOLOGIES INC.
2020 OMNIBUS INCENTIVE PLAN
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Stock Option Agreement (this “Agreement”) and the ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), ZoomInfo Technologies Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Stock Option. Subject to the terms and conditions set forth herein and in the Grant Notice and Plan, the Company hereby grants to the Participant an option to purchase from the Company the number of shares of the Company’s Class A common stock of the Company, par value $0.01 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged) (“Common Stock”), set forth in the Grant Notice at the price per share set forth in the Grant Notice (the “Exercise Price”) (the “Option”).
2.Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Participant electronically accepts this Agreement within the Participant’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect (or, if permitted by the Company, accepts this Agreement by executing the Grant Notice in the space provided therefor and returning an original execution copy of the Grant Notice to the Company).
3.Time and Manner of Exercise of Option.
(a)Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Grant Notice (the “Expiration Date”).
(b)Vesting and Exercisability. Subject to the conditions contained herein and in the Plan, the Option shall vest and be exercised as provided in the Grant Notice and Exhibit A attached hereto.
(c)Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of the Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to the Required Tax Payments (as defined below). Any portion of the Option which has become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company or its third-party stock plan administrator in accordance with procedures then in effect (including telephonically to the extent permitted by the Company). The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP (as defined in Exhibit A)); (ii) by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Company) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (iii) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of the exercised portion of the Option that are needed to pay the Exercise Price and the Required Tax Payments in accordance with Section 8 hereof. Any fractional shares of Common Stock shall be settled in cash.
(d)Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 3(d). The Option shall terminate, to the extent not earlier terminated pursuant to Exhibit A or exercised pursuant to Section 3(c), on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.
4.Issuance of Common Stock. Following the exercise of the Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and the Required Tax Payments (as provided in Section 8 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares of Common Stock with respect to which the Option has been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third-party plan administrator.
5.Company; Participant.
(a)The term “Company” as used in this Agreement with reference to employment shall include the Company and its Subsidiaries.
(b)Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Option may be transferred in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such person or persons.
6.Non-Transferability and Investment Representations.
(a)Nontransferability of Option. The Option may not be transferred by the Participant except to Permitted Transferees, as permitted by the Committee. Except to the extent permitted by the foregoing sentence, (a) during the Participant’s lifetime the Option is exercisable only by the Participant or the Participant’s legal representative and (b) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Except as otherwise provided herein, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and such assignment or transfer of the Option shall be void and of no effect.
(b)Investment Representation. The Participant hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of any purchase of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
7.Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to any share of Common Stock covered by the Option unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
8.Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof. As a condition precedent to the issuance of Common Stock following the exercise of the Option, the Participant shall, upon request by the Company, pay to the Company in addition to the Exercise Price, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant or withhold shares of Common Stock. The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option, equal to the Required Tax Payments (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP); or (ii) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of the exercised portion of the Option valued at the fair market value of such Common Stock, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option, equal to the Required Tax Payments. Any fractional shares of Common Stock shall be settled in cash. Shares to be delivered or withheld may be withheld up to the maximum statutory tax rates in the applicable jurisdictions. No shares of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
9.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time

10.No Right to Continued Service. Neither the grant of the Option nor this Agreement confers upon the Participant any right to continue as an employee or service provider to the Company.
11.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
12.Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement in a manner that materially impairs the rights of the Participant shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
13.Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (a) canceling the Option, or (b) requiring that the Participant forfeit any gain realized on the exercise of the Option or the disposition of any shares of Common Stock received upon exercise of the Option, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. The Option and this Agreement are subject to the ZoomInfo Technologies Inc. Clawback Policy and, for the avoidance of doubt, the Company may utilize any method of recovery specified in any such policy in connection with any award recoupments required or permitted under any such policy. Without limiting the foregoing, the Option shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.
14.Prior Agreements; Restrictive Covenants. The Participant shall execute and return to the Company a copy of the Restrictive Covenant Agreement attached hereto as Exhibit B.
15.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
16.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement (including the Grant Notice), the Plan shall govern and control.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Entire Agreement. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.
20.Protected Rights. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits or impedes the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, otherwise communicating, cooperating, or filing a complaint with or making other disclosures or complaints to any such agency or entity that are protected under the whistleblower provisions of federal law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. The Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant is not required to notify the Company that the Participant has made such reports or disclosures. Notwithstanding the foregoing, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company. An individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Exhibit A

VESTING CONDITIONS
1.General. The Option shall be subject to both the Service Vesting Condition described in Section 2 of this Exhibit A (the “Service Vesting Condition”) and the Performance Vesting Condition described in Section 3 of this Exhibit A (the “Performance Vesting Condition” and, together with the Service Vesting Condition (the “Vesting Conditions”).
2.Service Vesting Condition. Except as otherwise set forth herein, the Service Vesting Condition shall be satisfied with respect to one-third of the shares of Common Stock subject each Tranche on each of the three-year, four-year and five-year anniversaries of the Date of Grant (each, a “Service Vesting Date”), subject to the Participant’s continued Service Relationship through the applicable Service Vesting Date. For the avoidance of doubt, in the event that the Performance Vesting Condition with respect to any portion of the Option is satisfied prior to the Service Vesting Date, such portion of the Option for which the Performance Vesting Condition has been achieved shall remain outstanding and, except as otherwise set forth herein, shall become vested and exercisable upon the satisfaction of the Service Vesting Condition.
3.Performance Vesting Condition. Except as otherwise set forth herein, the Performance Vesting Condition shall be deemed satisfied pursuant to the following:
a.The Option is divided into six (6) equal Tranches, with each Tranche covering that number of shares of Common Stock specified next to the applicable Tranche number in the table below. The Performance Vesting Condition with respect to a Tranche shall be deemed satisfied on the first Certification Date (as defined below) upon which the Committee determines that both the Stock Price Milestone and Operational Milestone (each, as defined below) set forth next to such Tranche have been achieved for each Measurement Period (as defined below); provided, however, that the Stock Price Milestone shall not be deemed achieved with respect to an LTM Period (as defined below) for which the Company TSR Percentile Rank is below the 25th percentile of the Benchmark Index Percentiles (the “TSR Percentile Rank Condition”). For the avoidance of doubt, the Performance Vesting Condition associated with a Tranche and the TSR Percentile Rank Condition must be satisfied during the Measurement Period in order for such Tranche to be eligible to vest.
b.The Committee shall determine whether the Vesting Conditions with respect to the Tranche(s) have been achieved on a quarterly basis during the Performance Period (as defined below), based on the Company’s performance during each 12-month period ending on the last day of each of the eight fiscal quarters of the Company (the “LTM Period”) during 24-month measurement periods (the “Measurement Period”), beginning with the fiscal quarter of the Company ending on or immediately following the one-year anniversary of the Date of Grant (i.e., the first LTM Period) and ending with the last fiscal quarter ending prior to the Expiration Date (i.e., the last LTM Period). The Committee shall, no later than 60 days after the last day of the applicable LTM Period (the last day of the applicable LTM Period, the “Measurement Date”), determine whether the Vesting Conditions have been satisfied during the Measurement Period (the determination date, the “Certification Date”), by determining whether Vesting Conditions have been satisfied during such LTM Period and during each other LTM Period included in the Measurement Period, measured on the eight calendar quarters ending during the Measurement Period and exclusive of the quarter ending immediately prior to the commencement date of such Measurement Period. For purposes of clarity, if more than one Performance Vesting Condition is achieved during a Measurement Period based on the LTM Periods ending within such Measurement Period, then more than one Tranche may vest simultaneously upon the applicable Certification Date for which the Performance Vesting

Conditions are achieved during such Measurement Period; provided, that both the Stock Price Milestone and TSR Percentile Rank Condition must be achieved during the same LTM Period.
Performance Vesting Condition

Tranche	Shares of Common Stock Underlying Option	Stock Price Milestone ($)	Operational Milestone (based on FCF Per Share ($))
1	1,613,000	40.00	2.50
2	1,613,000	60.00	3.00
3	1,613,000	70.00	3.50
4	1,613,000	80.00	4.00
5	1,613,000	90.00	4.50
6	1,613,000	100.00	5.00

The Committee shall make adjustments to the Stock Price Milestone and Operational Milestone, as applicable, as it deems equitable and appropriate to (a) exclude the material impact of any changes in accounting standards or methods that are implemented during the Performance Period and (b) exclude the impact of any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company that occurs during the Performance Period; provided, however, in the event of any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company that occurs during the Performance Period and which contributes to an increase in the Average Stock Price for purposes of the Stock Price Milestone and FCF Per Share for purposes of the Operational Milestone, such impact shall not be excluded for purposes of determining whether the Performance Vesting Conditions have been achieved. In addition, the Stock Price Milestone and Operational Milestone shall be subject to adjustment in accordance with Section 12 of the Plan.

4.Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control prior to the end of the Performance Period, with respect to any Tranche for which the Performance Vesting Condition has not otherwise been previously satisfied prior to the date of such Change in Control, the Operational Milestone and TSR Percentile Rank Condition shall cease to apply, and the Performance Vesting Condition applicable to such Tranche(s) shall be deemed satisfied, as of immediately prior to the consummation of such Change in Control, to the extent that the price per share of Common Stock (plus the per share value of any other consideration) received by the Company’s stockholders pursuant to such Change in Control (the “Transaction Price Per Share”) equals or exceeds the Stock Price Milestone applicable to such Tranche. In the event that the Transaction Price Per Share is less than the Stock Price Milestone applicable to any Tranche for which the Performance Vesting Condition has not otherwise been satisfied as of or prior to the date of such Change in Control, the shares of Common Stock associated with such Tranche shall be forfeited and cancelled in their entirety without any payment to the Participant; provided that, in the event that the Transaction Price Per Share falls between any two Stock Price Milestones, the vesting level for the Tranche associated with such higher Stock Price Milestone shall be determined based on straight line interpolation for performance between the two Stock Price Milestones. For the avoidance of doubt, (i) the straight line interpolation shall only apply with respect to the next Stock Price Milestone in excess of the Transaction Price Per Share and (ii) in the event that the Service Vesting Condition has not been satisfied as of the consummation of the Change in Control, the portion of the Option for which the Performance Vesting Condition has been satisfied due to the consummation of the Change in Control shall remain outstanding and continue to be subject to the Service Vesting Condition; provided, however, in the event the Participant’s Service Relationship is terminated by the Company without Cause (as defined below) or by the Participant due to Good Reason (as defined below) in either case, during the period beginning three months prior to the Change in Control and ending on the last Service Vesting Date, the Service Vesting Condition shall lapse in its entirety; provided, further, in the case of a termination of the Participant’s Service Relationship by the Company without Cause or by the Participant due to Good Reason during the three-month period prior to the Change in Control, the Option shall remain outstanding and shall vest in accordance with this Section 4 to the extent the Performance Vesting Condition is satisfied in connection with a Change in Control that occurs on or prior to the three-month anniversary of such termination of the Participant’s Service Relationship. In the event any portion of the Option becomes exercisable in connection with a termination of the Participant’s Service Relationship pursuant to the prior sentence, the vested portion of the Option shall remain exercisable by Participant or Participant’s legal representative until and including the earlier to occur of (i) the date which is 12-months after the date of such termination of the Participant’s Service Relationship and (ii) the Expiration Date. For the avoidance of doubt, this Section 4 shall supersede the terms of the Employment Agreement (as defined below) with respect to vesting in connection with a Change in Control.
5.Termination of Employment. Notwithstanding the other provisions of this Exhibit A (excluding Section 4 as it relates to the termination of a Participant’s Service Relationship by the Company without Cause or by the Participant due to Good Reason during the three-month period prior to a Change in Control or following a Change in Control), the Agreement or the Employment Agreement, the following provisions shall apply in the event the Participant’s Service Relationship terminates prior to the Expiration Date:
a.Termination without Cause or due to death or Disability or Termination by the Participant for Good Reason. If the Participant’s Service Relationship (i) is terminated by the Company without Cause, (ii) terminates due to death, (iii) is terminated due to Disability (as defined below) or (iv) is terminated by the Participant for Good Reason:
i.Prior to the three-year anniversary of the Date of Grant and prior to the achievement of the Performance Vesting Condition with respect to one or more Tranches, such Tranche(s) for which the Performance Vesting Condition has not been satisfied shall be forfeited and cancelled in their entirety without any payment to the Participant, with the Option to remain outstanding until the first Certification Date following such termination of the Service Relationship for purposes of determining whether the Performance Vesting Condition for such Measurement Period has been achieved;
ii.On or after the three-year anniversary of the Date of Grant and prior to an applicable Service Vesting Date and prior to the achievement of the Performance Vesting Condition with respect to one or more Tranches, such Tranche(s) shall remain outstanding until the two-year anniversary of the date of Participant’s termination of the Participant’s Service Relationship (the “Tail Period”). If the Performance Vesting Condition is satisfied for any of the Tranche(s) on or prior to the expiration of the Tail Period, such Tranche(s) shall vest and become exercisable on a pro-rata basis based on the number of days of the Participant’s Service Relationship prior to the applicable Service Vesting Date as compared to the total number of days between the Date of Grant and the applicable Service Vesting Date. The vested portion of the Option may thereafter be exercised by Participant or Participant’s legal representative until and including the date which is 12-months after the end of the Tail Period. All Tranche(s) for which the Performance Vesting Condition has not been satisfied as of the last day of the Tail Period shall be forfeited and cancelled in their entirety without any payment to the Participant;
iii.On or after the applicable Service Vesting Date and prior to the achievement of the Performance Vesting Condition with respect to one or more Tranches as of such termination of the Participant’s Service Relationship, such Tranche(s) shall remain outstanding for the Tail Period. If the Performance Vesting Condition is satisfied for any of the Tranche(s) on or prior to the expiration of the Tail Period, the portion of such Tranche(s) for which the Service Vesting Date has elapsed as of the date of the termination of the Participant’s Service Relationship, shall fully vest and become exercisable and may thereafter be exercised by Participant or Participant’s legal representative until and including the earlier to occur of (i) the date which is 12-months after the end of the Tail Period and (ii) the Expiration Date. All Tranche(s) for which the Performance Vesting Condition has not been satisfied as of the last day of the Tail Period shall be forfeited and cancelled in their entirety without any payment to the Participant;
iv.Prior to the applicable Service Vesting Date and after the achievement of the Performance Vesting Condition for one or more Tranches, the Tranche(s) for which the Performance Vesting Condition has been satisfied shall fully vest and become exercisable as of such termination of the Participant’s Service Relationship and may thereafter be exercised by Participant or Participant’s legal representative until and including the date which is 12-months after the date of such termination of the Participant’s Service Relationship. All Tranche(s) for which the Performance Vesting Condition has not been satisfied as of the termination date shall be forfeited and cancelled in their entirety without any payment to the Participant; or
v.After the applicable Service Vesting Date and after the achievement of the Performance Vesting Condition with respect to one or more Tranches, such Tranche(s) shall remain exercisable by Participant or Participant’s legal representative until and including the earlier to occur of (i) the date which is 12-months after the date of such termination of the Participant’s Service Relationship and (ii) the Expiration Date.
b.Resignation for any Reason Other than for Good Reason. If the Participant’s Service Relationship terminates due to the Participant’s resignation for any reason other than for Good Reason:
i.Prior to the applicable Service Vesting Date, the portion of the Option associated with such Service Vesting Date shall be forfeited and cancelled in its entirety without any payment to the Participant;
ii.After the applicable Service Vesting Date and prior to the achievement of the Performance Vesting Condition with respect to one or more Tranches as of such termination of the Participant’s Service Relationship, such Tranche(s) shall be forfeited and cancelled in their entirety without any payment to the Participant, with the Option to remain outstanding until the first Certification Date following such termination of the Participant’s Service Relationship for purposes of determining whether the Performance Vesting Condition for such Measurement Period has been achieved; or

iii.After the applicable Service Vesting Date and after the achievement of the Performance Vesting Condition with respect to one or more Tranches, the portion of such Tranche(s) for which the Service Vesting Date has elapsed as of the date of the termination of the Participant’s Service Relationship shall remain exercisable by Participant or Participant’s legal representative until and including the earlier to occur of (i) the date which is 12-months after the date of such termination of the Participant’s Service Relationship and (ii) the Expiration Date.
c.Termination for Cause. If the Participant’s Service Relationship is terminated for Cause, all vested and unvested Tranche(s) shall be forfeited upon such termination of the Participant’s Service Relationship and cancelled in their entirety without any payment to the Participant.
6.Defined Terms. For purposes of this Exhibit A, the terms set forth below shall have the following meanings:
a.“Average Stock Price” means the average of the closing price per share of the Common Stock, as reported on the Nasdaq Global Market or any other principal securities exchange or market on which such shares are traded or quoted, during a 20 consecutive trading day period during any LTM Period within the applicable Measurement Period.
b.“Benchmark Index” means the index of the companies included in the Russell 3000 Index as of the Date of Grant; provided, however, that any company that, during the Performance Period, is (i) acquired by another person, or (ii) de-listed from the Benchmark Index for any reason other than bankruptcy shall be excluded from the calculation of Benchmark Index Percentiles for any LTM Period after the date of such acquisition or de-listing; provided, further, that a company that is removed from the Benchmark Index for any reason other than acquisition or bankruptcy but continues to be publicly traded shall remain a member of the Benchmark Index for purposes of this Agreement. For the avoidance of doubt, if a company in the Benchmark Index files for bankruptcy prior to the end of the Performance Period, such company will continue to be included in the Benchmark Index and deemed to have a Benchmark Index Component Total Return of -100%, which will equate to the lowest Benchmark Index Component Total Return of all the companies in the Benchmark Index.
c.“Benchmark Index Component Total Return” means, for each component company of the Benchmark Index, that company’s total shareholder return over the applicable LTM Period, which shall be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.
d.“Benchmark Index Percentiles” means, for the applicable LTM Period, the percentile distribution of the Benchmark Index Component Total Returns of the component companies of the Benchmark Index.
e.“Cause” means that meaning provided in the Employment Agreement.
f.“Closing Average Share Value” means the average, over the 20 consecutive trading days ending on the last day of the applicable LTM Period, of the closing price of a company’s stock adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (for the avoidance of doubt, excluding cash distributions resulting from share repurchases or redemptions by the company) paid to stockholders during such twenty-day period.

g.“Company TSR” means the Company’s total shareholder return over the applicable LTM Period, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.
h.“Company TSR Percentile Rank” means, for the applicable LTM Period, the percentile rank of Company TSR within the range of Benchmark Index Percentiles. Company TSR Percentile Rank is determined by ordering the companies within the Benchmark Index plus the Company from the highest to lowest based on the Company TSR and Benchmark Index Component Total Return over the applicable LTM Period (with the company having the lowest total shareholder return being ranked number 1, the company with the second lowest total shareholder return ranked number 2, and so on), with the Company TSR Percentile Rank then determined based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Benchmark Index and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 1500 on a list of 3000 companies (including the Company), its percentile rank would be 50%.
i.“Disability” means that meaning provided in the Employment Agreement.
j.“Employment Agreement” means the Employment Agreement by and between the Participant and the Company, dated as of May 27, 2020.
k.“FCF” means, with respect to a LTM Period, the Company’s Unlevered Free Cash Flow as determined in good faith by the Company and consistent with the Company’s historical methodology as in effect as of the Date of Grant, less cash interest expense as determined in accordance with GAAP.
l.“FCF Per Share” means, for any LTM Period, an amount equal to the Company’s FCF for such LTM Period divided by the basic weighted average number of shares of Common Stock outstanding during such LTM Period, as determined in a manner consistent with the computation of basic earnings per share under GAAP.
m.“GAAP” means generally accepted accounting principles in the United States as in effect as of an applicable date or during an applicable reporting period.
n.“Good Reason” means that meaning provided in the Employment Agreement.
o.“Opening Average Share Value” means the average, over the 20 consecutive trading days ending on the last trading day prior to the commencement of the applicable LTM Period, of the closing price of a company’s stock adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (for the avoidance of doubt, excluding cash distributions resulting from share repurchases or redemptions by the company) paid to stockholders during such 20-day period.
p.“Operational Milestone” means the FCF Per Share of the Company set forth next to the applicable Tranche number in the Table set forth in Section 3(b).
q.“Performance Period” means the period commencing as of the Date of Grant and ending on the last day of the last fiscal quarter preceding the Expiration Date.
r.“Stock Price Milestone” means the Average Stock Price per share of the Common Stock of the Company set forth next to the applicable Tranche number in the Table set forth in Section 3(b).

Exhibit B

RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (this “Agreement”) is made and entered into effective as of the date set forth on the signature page hereto, by and between ZoomInfo Technologies Inc., a Delaware corporation (the “Company”), and the individual set forth on the signature page hereto (the “Participant”).
W I T N E S S E T H :
WHEREAS, the Company maintains the ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan (the “Plan”); and
WHEREAS, the Participant is to receive an Award (as defined under the Plan) under the Plan, a condition of the receipt of which is the Participant’s agreement to enter into this Agreement and abide by the covenants contained herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Participant hereby agree as follows:
Section 1.Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.
Section 2.General. Participant acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Participant special and unique within the industry of the Company Group, and that Participant will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Participant’s employment with or services provided to the Company Group. In light of the foregoing, as a condition of Participant’s receipt of an Award under the Plan, and in consideration thereof, Participant acknowledges and agrees to the covenants contained in this Agreement. Participant further recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.
Section 3.Confidential Information.
(a)Participant acknowledges that, during the Period of Services, Participant will have access to information about the Company Group and that Participant’s employment with the Company shall bring Participant into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Participant agrees, at all times during the Period of Services and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information.
(b)Nothing in this Agreement shall prohibit or impede Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made

(i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Participant be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company. Participant does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.
Section 4.Assignment of Intellectual Property.
(a)Participant agrees that Participant will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Participant may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Period of Services, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Participant further acknowledges that all Developments made by Participant (solely or jointly with others) within the scope of and during the Period of Services are “works made for hire” (to the greatest extent permitted by applicable law) for which Participant is, in part, compensated by Participant’s base salary, director fees and/or consulting fees, as applicable, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Participant hereby assigns to the Company, or its designee, all Participant’s right, title, and interest throughout the world in and to any such Development.
(b)Participant agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Participant further agrees that Participant’s obligation to execute or cause to be executed, when it is in Participant’s power to do so, any such instrument or papers shall continue after the termination of the Period of Services until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Participant for Participant’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Participant’s mental or physical incapacity or unavailability for any other reason to secure Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact to act for and in Participant’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Participant. Participant hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Participant now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
(c)For California Participants Only. Notwithstanding the foregoing, if Participant primarily provides services to the Company in California, this Section 4(c) shall remain subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Participant’s obligation to assign Participant’s right, title and interest throughout the world in and to all Developments does not apply to any Developments that Participant developed entirely on Participant’s own time without using (x) the equipment, supplies or facilities of the Company or any other member of the Company Group, or (y) Confidential Information, except for those Developments that (A) relate to either the business of the Company Group at the time of conception or reduction to practice of the Development, or actual or demonstrably anticipated research or development of the Company Group or (B) result from any work performed by Participant for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit A. Participant shall disclose all Developments to the Company, even if Participant does not believe that Participant is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign Participant’s interest in such Developments to the Company.
Section 5.Non-Competition.
(a)During the Period of Services and the Post-Termination Restricted Period, Participant shall not, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that directly or indirectly (through a subsidiary or otherwise) engages in any business which competes with the Business within the United States of America, Israel, or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.
(b)Massachusetts Participants Only. If Participant is, and has been for at least 30 days immediately preceding the date of the termination of the Period of Services, a resident of or primarily providing services in Massachusetts at the time of the termination of the Period of Services, the following provisions shall apply to the covenant-not-to-compete contained in Section 5(a):
(i)Such covenant shall not apply during the Post-Termination Restricted Period if the Participant’s employment or services with the Company Group is terminated without Cause (as modified by this Section 5(b)).
(ii)With respect to any termination event other than by the Company Group without Cause (as modified by this Section 5(b)), the Company, at its option (including based on a determination by the Company in its discretion that additional consideration is required by Massachusetts law to render such covenant enforceable), may elect to enforce such by making garden leave payments to Participant during the Post-Termination Restricted Period (but not for more than 12 months following the end of the Period of Services) at a rate of up to 50% of the highest annualized base salary or service fees, as applicable, paid to Participant by the Company Group within the two (2)-year period preceding the last day of the Period of Services (“Garden Leave Payments”). Any Garden Leave Payments paid to Participant pursuant to this Section 5(b) may be reduced, based on consideration of the fair market value of the incentive compensation provided pursuant to the Award determined in good faith by the Company as of the date of the termination of the Period of Services or by (or may reduce and not be in addition to) any severance or separation pay that Participant is otherwise entitled to receive from any member of the Company Group pursuant to an agreement, plan, or otherwise.
(iii)The term “Business” shall be limited to that portion to which involves any services provided by Participant during the Period of Services or, with respect to the Post-Termination Restricted Period, during the two (2)-year period preceding the last day of the Period of Services, and the applicable geographic area to which such covenant applies shall, with respect to the Post-Termination Restricted Period, be limited to any such geographic area in which Participant, at any time during the two (2)-year period preceding the last day of the Period of Services, provided services or had material presence or influence.
(iv)For purposes of this Section 5(b) only (and no other provision of the Plan or Award Agreement), “Cause” shall include any good faith determination by the Company that Participant has significantly underperformed in providing services to the Company Group or engaged in conduct or behavior that violates Company policy or is detrimental to any member of the Company Group or its reputation. Participant acknowledges that Participant was provided at least ten (10) business days to consider this Agreement before signing it, and has been and is hereby advised of the right to consult with counsel of Participant’s choosing concerning its terms. Participant acknowledges and agrees that the benefits provided by the Award and the Garden Leave Payments (where applicable) constitute sufficient mutually agreed-upon consideration for the restrictions contained herein.
(c)California Participants Only. If Participant primarily provides services in California as of the date of the termination of the Period of Services, Section 5(a) shall not apply during the Post-Termination Restricted Period.
Section 6.Non-Interference.
(a)During the Period of Services and the Post-Termination Restricted Period, Participant shall not, directly or indirectly for Participant’s own account or for the account of any other Person, engage in Interfering Activities.
(b)California Participants. If Participant primarily provides services in California as of the date of the termination of the Period of Services, Section 6(a) shall not apply during the Post-Termination Restricted Period.
Section 7.Return of Documents. In the event of Participant’s termination of employment hereunder for any reason, Participant shall deliver to the Company (and will not keep in Participant’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Participant pursuant to Participant’s employment hereunder or otherwise belonging to the Company Group.
Section 8.Independence; Severability; Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Participant agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Section 9.Injunctive Relief. Participant expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Participant hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Notwithstanding any other provision to the contrary, Participant acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Agreement and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Participant if it is ultimately determined that Participant was in breach of such covenants.

Section 10.Disclosure of Agreement. As long as it remains in effect, Participant will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.
Section 11.Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 12.Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the subject matter herein and merges all prior discussions between us. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement. Notwithstanding anything contained in this Section 12 to the contrary, in the event that Participant is subject to similar restrictive covenants contained in any employment, director, consulting or other agreement with any member of the Company Group (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.
Section 13.Governing Law; Waiver of Jury Trial. THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 14.Survival of Operative Sections. This Agreement shall survive any termination of Participant’s employment or service for any reason to the extent necessary to give effect to the provisions thereof.
Section 15.Successors and Assigns. This Agreement will be binding upon Participant’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Participant expressly acknowledges and agrees that this Agreement may be assigned by the Company without Participant’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction.
Section 16.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*    *    *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.
ZOOMINFO TECHNOLOGIES INC.
/s/ Chad Herring
By: CHAD HERRING
Title: CHIEF HUMAN RESOURCES OFFICER

PARTICIPANT
###PARTICIPANT_NAME###
###ACCEPTANCE_DATE###

APPENDIX A
Definitions
(a)“Agreement” shall have the meaning set forth in the preamble hereto.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Business” shall mean the activities conducted and services offered by the Company Group, including but not limited to: (i) gathering, cataloging, verifying, updating, and/or providing (A) contact and/or professional profile data on business professionals and/or executives and/or (B) Firmographic Information, Technographic Information, and/or Predictive Intent Information regarding business organizations, and/or (ii) developing, maintaining, distributing, and/or making available technologies for gathering, cataloging, verifying, updating, accessing, using, providing, and/or analyzing such information.
(d)“Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Participant transacted business or whose identity was known to Participant in connection with Participant’s employment or service with the Company Group.
(e)“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.
(f)“Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Participant called or with whom Participant may become acquainted during the Period of Services), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Participant or others who were under confidentiality obligations as to the item or items involved.
(g)“Firmographic Information” means any information constituting an attribute of a business organization, including but not limited to location(s), organizational structure, industry, product or service offerings, size, employee count, and revenues and other financial information.
(h)“Interfering Activities” shall mean (i) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (ii) soliciting or hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring, (iii) soliciting or accepting business, in each case, in a manner that is competitive with the Business, from any Business Relation, or (iv) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(i)“Period of Services” shall mean the period commencing on the date the Participant is first employed by, appointed as a board member of, or is engaged as a consultant of, any member of the Company Group and ending on the date such employment, appointment or engagement, as applicable, is terminated for any reason. To the extent that the Participant changes status (e.g., moves from employment to a consulting role), the Period of Services shall not terminate unless otherwise determined by the Board.
(j)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(k)“Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Period of Services for any reason and ending on the 12-month anniversary of such date of termination.
(l)“Predictive Intent Information” means information tending to, or promoted as tending to, indicate the likelihood of any business organization taking any future action.
(m)“Technographic Information” shall mean information regarding technologies used by a business organization in the conduct of its business.
2

Exhibit A

California Labor Code Sections 2870, 2871 and 2872
SECTION 2870
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
SECTION 2871
No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.
SECTION 2872
If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.